Exhibit 99.1

Media Inquiries:	Investor Inquiries:
Lynn Newman	Matthew Booher
908-953-8692 (office)	908-953-7500 (office)
973-993-8033 (home)	mbooher@avaya.com
lynnnewman@avaya.com

AVAYA ANNOUNCES COMPLETION OF REDEMPTION OF 11 1/8% SENIOR SECURED NOTES DUE 2009 FOR $14.7 MILLION

For Immediate Release:  Tuesday, April 4, 2006

BASKING RIDGE, N.J., US – Avaya Inc. (NYSE:AV), a leading global provider of business communications software, systems and services, today announced that at 5:00 p.m. on April 3, 2006, $13,205,000 principal amount at maturity of the Company’s 11-1/8% Senior Secured Notes due 2009  (“Notes”), which represented all outstanding Notes, were redeemed for cash. Holders will receive the redemption price of $1,055.63 per $1,000 principal amount at maturity of Notes, plus unpaid interest accrued on the Notes to the redemption date. The total cost of the redemption, including all unpaid interest accrued on the Notes, was approximately $14.7 million.

About Avaya

Avaya Inc. designs, builds and manages communications networks for more than one million businesses worldwide, including more than 90 percent of the FORTUNE 500®. Focused on businesses large to small, Avaya is a world leader in secure and reliable Internet Protocol telephony systems and communications software applications and services.

Driving the convergence of voice and data communications with business applications – and distinguished by comprehensive worldwide services – Avaya helps customers leverage existing and new networks to achieve superior business results. For more information visit the Avaya website: http://www.avaya.com